 EXHIBIT 99.1

Hallador Energy Company Reports Third Quarter 2022 Financial and Operating Results, Pays Down 34% of Outstanding Bank Debt

TERRE HAUTE, Ind., November 14, 2022 -- Hallador Energy Company (NASDAQ – HNRG) today reported a net income of $1.6 million, $.05 per share, adjusted EBITDA of $18.4 million for the quarter ended September 30, 2022.

Brent Bilsland, President and Chief Executive Officer, stated, "Q3 was a transitional quarter for Hallador.  We signed materially higher priced contracts and expanded our production capacity to take advantage of higher market prices. Subsequent to Q3, in October,  we completed the acquisition of the Merom Generating Station which positions Hallador uniquely by providing new revenue streams and a platform for future potential investment including new generation and energy storage.  During the quarter and subsequently, we were also able to fulfill our goal of deleveraging our balance sheet by reducing our bank debt by $44 million, 34% of our outstanding balance."

Below are highlights for the quarter and first nine months of 2022:

●	The Company returned to profitability on the strength of shipments of higher priced coal contracts.

○	Margins improved $3.16 per ton in Q3 over Q2 on the strength of ~$49 average sales prices, despite production costs increasing to $37.46 per ton.

○	Production and shipments of 1.7 million tons for the quarter.

●	Higher priced contracts accelerate future deleveraging of Hallador's Balance Sheet

○	With the 2.2 million tons of average priced ~$125 per ton contracts sold in Q2, the Company projects to be net debt free in 2023.

●	The Merom Generating Station acquisition was completed on October 21, 2022, resulting in Hallador receiving net payments of $34 million.

○

The Company reduced its debt by $17 million in Q3 and paid an additional $27 million from the proceeds of the Merom acquisition in October, resulting in a decrease of $44 million since Q2 reporting; lowering total bank debt to $87 million following October payments.

●	The Company continues to be well positioned with contracted tons for the next few years.

	Contracted	Estimated
	Tons	Priced
Year	(millions)*	per ton
2022 (Q4)	2.5	$49.00
2023 (annual)	6.7	$58.00
2024 - 2027 (total)	7.0	**
	16.2

_____________________

*Shipments are subject to adjustment within certain coal contracts due to the exercise of customer options to either take additional tons or fewer tons if such an option exists in the customer contract.

**Unpriced or partially priced tons

The table below represents some of our critical metrics (in thousands except for per ton data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income (loss)	$1,612	$7,986	$(11,908)	$3,990
Total Revenues	$85,084	$79,822	$209,920	$182,155
Tons Sold	1,705	2,042	4,677	4,619
Average Price per Ton	$49.01	$38.71	$43.77	$38.86
Bank Debt	$113,725	$114,925	$113,725	$114,925
Operating Cash Flow	$13,656	$24,143	$13,935	$37,031
Adjusted EBITDA*	$18,378	$20,517	$32,511	$43,235

* Defined as operating cash flows plus current income tax expense, less effects of certain subsidiary and equity method investment activity, plus bank interest, less effects of working capital period changes, plus cash paid on asset retirement obligation reclamation, plus other amortization

Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing Adjusted EBITDA may not be the same method used to compute similar measures reported by other companies.

Management believes the non-GAAP financial measure, Adjusted EBITDA, is an important measure in analyzing our liquidity and is a key component of certain material covenants contained within our Credit Agreement, specifically a maximum leverage ratio and a debt service coverage ratio.  Noncompliance with the leverage ratio or debt service coverage ratio covenants could result in our lenders requiring the Company to immediately repay all amounts borrowed.  If we cannot satisfy these financial covenants, we would be prohibited under our Credit Agreement from engaging in certain activities, such as incurring additional indebtedness, making certain payments, and acquiring and disposing of assets.  Consequently, Adjusted EBITDA is critical to the assessment of our liquidity.  The required amount of Adjusted EBITDA is a variable based on our debt outstanding and/or required debt payments at the time of the quarterly calculation based on a rolling prior 12-month period.

Reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to cash provided by operating activities, the most comparable GAAP measure, is as follows (in thousands) for the three and nine months ended September 30, 2022 and 2021, respectively.

Reconciliation of GAAP "Cash provided by (used in) operating activities" to non-GAAP "Adjusted EBITDA" (in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Cash provided by operating activities	$13,656	$24,143	$13,935	$37,031
Loss from Hourglass Sands	1	5	7	109
Bank and convertible note interest expense	2,360	2,167	5,840	6,610
Working capital period changes	(356)	(17,176)	6,299	(14,872)
Cash paid on asset retirement obligation reclamation	1,299	—	2,483	—
Gain on extinguishment of PPP debt	—	10,000	—	10,000
Other amortization	1,418	1,378	3,947	4,357
Adjusted EBITDA	18,378	20,517	32,511	43,235

Cash used in investing activities	15,441	7,238	37,586	18,075

Cash provided by (used in) financing activities	(105)	(15,187)	28,305	(23,232)

Conference Call

Our earnings conference call for financial analysts and investors will be held on Tuesday, November 15, 2022 at 2:00 pm eastern time.

The call will be webcast live on our website at www.halladorenergy.com under events and available for a limited time.

To participate in the conference call, please dial:

US dial-in number (Toll Free): 1 844 200 6205

US dial-in number: (Local): 1 646 904 5544

International: +1 929 526 1599

Access Code: 840309

A recording of the conference call will be available until Tuesday, November 22, 2022.

To listen to a replay of the conference call, please dial:

US Toll Free: 1 866 813 9403

US (Local): 1 929 458 6194

All other locations: +44 204 525 0658

Access Code: 147803

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador, visit our website at www.halladorenergy.com.

Contact:	Investor Relations
Phone:	(303) 839-5504